Exhibit 99.2
[BHP Billiton Limited Letterhead]
13 August 2010
STRICTLY PRIVATE AND CONFIDENTIAL
Mr Dallas J. Howe
Board Chair
Potash Corporation of Saskatchewan Inc.
Suite 500, 122 – 1st Avenue South Saskatoon, Saskatchewan S7K 7G3 Canada
Dear Mr Howe
I am writing to you in your capacity as Board Chair of PotashCorp, following a discussion on 12 August 2010 which Mr Marius Kloppers, our Chief Executive Officer, had with Mr Doyle, your President and Chief Executive Officer.
In that meeting Mr Kloppers outlined to Mr Doyle our proposal to proceed with a combination providing your shareholders with an all-cash purchase price of US$130 per share, which we believe your shareholders would find attractive and which fairly reflects PotashCorp’s value. The purchase price represents a 20% premium to PotashCorp’s NYSE closing price on 11 August 2010 and a premium of 32% to the volume weighted average trading price of PotashCorp’s shares on the NYSE for the 30 trading day period ended on that date. This premium is in line with the average for acquisition transactions in Canada. The all-cash offer provides PotashCorp shareholders with value certainty and an immediate opportunity to realize the value of their shares in the face of volatile equity markets. We are proposing a Board-supported, court-approved plan of arrangement which would be effected with the approval of two-thirds of the votes cast at a meeting of PotashCorp shareholders. At the conclusion of the meeting, Mr Kloppers provided Mr Doyle with a brief letter setting out the terms of our proposal and our desire to move expeditiously to implement it, and requesting a formal response by 18 August 2010.
In addition to the attractive premium offered to PotashCorp’s shareholders, we believe that the proposed combination provides substantial benefits to the other stakeholders of PotashCorp and, in that regard, are prepared to make appropriate undertakings. These undertakings include establishing BHP Billiton’s global potash headquarters in Canada and the President and the management of the Canadian potash operations being based in Saskatchewan and commitments with respect to employment, capital programs and community programs. We recognize the significant and unique capabilities of PotashCorp’s businesses and its employees and are firmly committed to ensuring that PotashCorp’s businesses continue to play a leading role in the global fertilizer industry. We are committed to being a strong corporate citizen in Saskatchewan and Canada.

We have fully negotiated a financing facilities agreement with our relationship banks, which is sufficient to fund the transaction. After significant analysis with the assistance of our regulatory advisors, we are confident that we will satisfy all applicable regulatory requirements and obtain all required approvals.
Our Board of Directors fully supports this transaction and our strong preference is to proceed on a recommended basis. I trust that, upon consideration of our proposal, the Board of Directors of PotashCorp will recognize the benefits it will provide to PotashCorp, its shareholders and its employees. We look forward to hearing from PotashCorp by 18 August 2010.
Yours sincerely
/s/ Jac Nasser AO
Jac Nasser AO
Chairman

cc:	Mr William J. Doyle, President and Chief Executive Officer, Potash Corporation of Saskatchewan Inc. Mr Marius Kloppers, Chief Executive Officer, BHP Billiton

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